Exhibit 99.1

ENTELLUS MEDICAL APPOINTS JOHN BAKEWELL TO ITS BOARD OF DIRECTORS

PLYMOUTH, MN, July 9, 2015 — Entellus Medical, Inc. (Nasdaq:ENTL), a medical technology company focused on designing, developing and commercializing products for the minimally invasive treatment of chronic and recurrent sinusitis patients, today announced that John Bakewell, Chief Financial Officer of Lantheus Holdings, Inc. (NASDAQ: LNTH), has been appointed to its Board of Directors and will be serving on the audit committee, effective July 7, 2015.

Mr. Bakewell is an accomplished senior executive with more than twenty years of financial and administrative leadership experience concentrated in the medical device and healthcare provider sectors. Over the course of his career, Mr. Bakewell has held the role of Chief Financial Officer at seven companies, of which four have been publicly-traded, including Lantheus, Wright Medical Group, Cyberonics and Zeos International. Mr. Bakewell began his career as a CPA with KPMG and Ernst & Young serving growth-oriented businesses across multiple industries. Mr. Bakewell serves as audit committee chairman on the board of directors of Keystone Dental, a privately held medical device company. He previously served as audit committee chairman on the board of directors of ev3, which was a publicly traded company in the medical device sector, until it was acquired by Covidien plc in 2010.

“We are pleased to be welcoming John to our board. He is a medical device industry leader with over twenty years of experience in executive capacities, and has also had his own recent success with Lantheus’ initial public offering,” said Robert White, President and Chief Executive Officer. “His experience developing and executing financial and operational strategies for growing businesses will add value to our leadership team as we continue to execute on our strategy to expand the market for office-based treatment of patients suffering from sinusitis.”

“I am delighted to join the board of directors of Entellus Medical, an organization that is focused on improving the lives of patients suffering from sinusitis with a highly efficacious solution that reduces costs to the healthcare system and to patients,” said Mr. Bakewell. “I look forward to working with the team at Entellus as the company continues to grow and build out its business.”

About Entellus Medical

Entellus Medical is a medical technology company focused on the design, development and commercialization of products for the minimally invasive treatment of chronic and recurrent sinusitis patients in the physician office setting or operating room. Its XprESS family of products is used by ENT physicians to open narrowed or obstructed sinus drainage pathways using balloon sinus dilation. When used as a stand-alone therapy, Entellus Medical’s balloon sinus dilation products are the only devices proven in a sufficiently powered prospective, multicenter, randomized, controlled trial to be as effective as functional endoscopic sinus surgery, or FESS. Patients treated with Entellus Medical’s products in this trial in the ENT physician’s office also experienced faster recovery, less bleeding at discharge, less use of prescription pain medication and fewer post-procedure debridements than patients receiving FESS. Entellus Medical currently markets its products in the United States, Europe and Canada and sells its products through a direct sales force in the United States and the UK.

CONTACT:

Leigh Salvo 415-513-1281

ir@entellusmedical.com

Entellus Medical, Inc.